STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: The Roxbury Funds

2.	The Certificate of Trust is hereby amended as follows:
1.	The name of the Trust is “Manager Directed Portfolios.”

3.	This Certificate of Amendment shall be effective July 1, 2016.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 7th day of June, 2016.

By: /s/ Gaylord B. Lyman
Trustee

Name:       Gaylord B. Lyman